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Exhibit 99.1

FOR IMMEDIATE RELEASE

May 22, 2003

For more information contact:
Michael A. Carty at (812) 238-6000


FIRST FINANCIAL CORPORATION DECLARES 15TH CONSECUTIVE DIVIDEND INCREASE


(Terre Haute, Ind.) -- Reflecting continued strong financial performance, the directors of First Financial Corporation (NASDAQ:THFF) have declared a semi-annual dividend of 68 cents per share payable on July 1, 2003, to shareholders of record at the close of business June 11, 2003. This is the 15th consecutive year the corporation has increased dividends paid to shareholders. It represents an increase of 9.7% over the semi-annual dividend paid in July of last year and an 8.3% increase in the year-to-year comparison.

The corporation's on-going financial success is recognized in financial markets as evidenced by record first quarter earnings of $1.04 per share and by the climb in the stock price. The current price per share of $52.06 is 10.5% higher than it was a year ago and 7.4% higher than on December 31, 2002. Donald
E. Smith, chairman, noted that the success of the locally owned corporation is due in part to its strong community banking focus.

First Financial Corporation is the holding company for Terre Haute First National Bank, First State Bank, First Citizens State Bank, First Farmers State Bank, First Parke State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer Insurance in Indiana; and First Ridge Farm State Bank, First National Bank of Marshall, First Crawford State Bank, and First Community Bank N.A. in Illinois.